Exhibit 99.1

FOR IMMEDIATE RELEASE

GNC Holdings, Inc. Reports

First Quarter 2011 Results

Revenue Increases 8.8% to $506.0 million

Domestic Company-Owned Same Store Sales Increases 7.5%

First Quarter Adjusted EBITDA Increases 18.2%

Company Provides Outlook for 2011

PITTSBURGH, April 28, 2011 /PRNewswire/ — GNC Holdings, Inc. (NYSE: “GNC”), a leading global specialty retailer of nutritional products, today reported its financial results for the quarter ended March 31, 2011.

During the first quarter of 2011, General Nutrition Centers, Inc., the Company’s operating subsidiary, entered into a new Senior Credit Facility, which consists of a $1.2 billion Term Loan Facility and an $80.0 million Revolving Credit Facility (the “Refinancing”).  In connection with the Refinancing, a portion of these funds were used to refinance former indebtedness.

On April 6, 2011, the Company completed its Initial Public Offering (“IPO”) of 25.875 million shares of Class A common stock at a public offering price of $16.00 per share.  The Company issued and sold 16 million shares and certain of the Company’s shareholders sold 9.875 million shares in the IPO.  The Company used the net proceeds from the offering, together with cash on hand (including additional funds from the Refinancing), to redeem all outstanding preferred stock for approximately $223 million, contribute approximately $300 million to General Nutrition Centers, Inc. to repay outstanding borrowings under its Term Loan Facility, and pay approximately $11.1 million to satisfy obligations to the sponsors under a management services agreement and the Class B common stock.

As a result of these transactions, in addition to presenting the Company’s financial results in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting results on an “adjusted” basis primarily to exclude the impact of certain non-recurring charges related to the Refinancing and IPO.  Reconciliations of adjusted results to GAAP measures are presented under “Adjusted Financial Results.”

For the first quarter of 2011, the Company reported consolidated revenue of $506.0 million, an increase of 8.8% over consolidated revenue of $465.0 million for the first quarter of 2010.  Revenue increased in each of the Company’s segments: retail by 9.4%, franchise by 6.6%, and manufacturing/wholesale by 8.0%.  Same store sales increased 7.5% in domestic company-owned stores (including e-commerce sales), representing the Company’s 23rd consecutive quarter of positive same store sales.

Adjusted EBITDA, which the Company defines as net income before interest, income taxes, depreciation, amortization, sponsor obligation payments, and non-recurring transaction costs, for the first quarter of 2011 was $81.9 million, a $12.6 million or 18.2% increase over Adjusted EBITDA of $69.3 million for the first quarter of 2010.  Adjusted EBITDA was 16.2% as a percentage of revenue for the first quarter of 2011, compared to 14.9% for the first quarter of 2010.

For the first quarter of 2011, the Company reported net income of $9.9 million, a $15.7 million decrease from net income of $25.7 million for the first quarter of 2010.  Net income included several non-recurring costs related to the Refinancing and IPO.  Adjusting for these costs, quarterly sponsor obligations and the tax impact of the transactions, net income was $34.9 million and 6.9% as a percentage of revenue in the first quarter of 2011.  Diluted earnings per share, also adjusted for these items, was $0.33 for the first quarter of 2011.

For the first quarter of 2011, the Company generated net cash from operations of $64.6 million, incurred capital expenditures of approximately $7.8 million, borrowed $1.2 billion on a new Term Loan Facility, and used approximately $1.1 billion of these funds to redeem in full the outstanding Senior Toggle Notes, Senior Subordinated Notes, repay the 2007 Senior Credit Facility, and pay related expenses.  At March 31, 2011, the Company’s cash balance was $373.9 million. Assuming the IPO and related repayments of debt and preferred stock had been consummated on March 31, 2011, the Company would have had a cash balance of $76.9 million and a long-term debt balance of $901.6 million.

Joe Fortunato, Chief Executive Officer, said, “We are off to a strong start as a public company, with our 23rd consecutive quarter of positive domestic same store sales.  Our consumer packaged goods approach to new product development differentiates us in the market and enables us to consistently deliver first-to-market, premium offerings to our core sports and vitamin customers. Our retail store performance is complemented by solid results from other high growth businesses like GNC.com and international franchise.  The manufacturing business continues to add new 3rd party contract sales, and we are starting to see contribution from our brand extension efforts with PetSmart and Sam’s Club.  Overall our brand leadership in health and wellness continues to position us to drive revenue and profit growth, and establishes a platform for long term expansion, both domestically and internationally.”

Adjusted Financial Results

Adjusted net income, Adjusted EBITDA and Adjusted diluted earnings per share are non-GAAP financial measures.  Management has included this information because it believes it represents a more effective means by which to measure the Company’s operating performance.  Additional information on these measures is set forth below.

The following table provides a reconciliation of Adjusted net income to reported net income determined in accordance with GAAP for the first quarter of 2011.

Three Months Ended March 31, 2011
(in thousands, except per share amount)
(unaudited)
Reported Net Income	$9,923
Transaction Related Costs	12,362
Q1 Sponsor Obligations (a)	375
Debt Extinguishment Costs (b)	23,203
Adjustments for tax effect (c)	(10,963)
Adjusted Net Income	$34,900

Adjusted Earnings Per Share - Diluted (d)	$0.33

(a)  These obligations ceased upon consummation of the IPO.

(b)  Debt Extinguishment Costs that impact interest expense include approximately $5.8 million in Interest Rate Swap termination costs, $13.4 million of deferred financing fees related to former indebtedness, $1.6 million in OID related to the Senior Toggle Notes, and $2.4 million to defease the former Senior Notes and Senior Toggle Notes.

(c)  Adjustments for tax effect consist of 36.8% rate for deductible expenses, and an adjustment for certain non-deductible expenses.

(d)  Shares used in this earning per share calculation are based on an as adjusted post IPO diluted share count of 106,608 shares.  Using this share count on an as adjusted basis, first quarter of 2010 earnings per diluted share would have been $0.24.

The following table provides a reconciliation of Adjusted EBITDA to net income determined in accordance with GAAP for the first quarter of 2011 and 2010.

	Three months ended
	March 31,	March 31,
	2011	2010
	(in thousands)
	(unaudited)
Net income	$9,923	$25,661
Interest expense, net	38,376	16,612
Income tax expense	9,390	14,910
Depreciation and amortization	11,485	11,750
Transaction related costs	12,362	—
Q1 Sponsor obligations	375	375
Adjusted EBITDA	$81,911	$69,308

The following table provides select balance sheet and income statement information as of December 31, 2010, March 31, 2011 and on an as adjusted basis as if the IPO had been consummated on March 31, 2011:

	December 31, 2010	March 31, 2011	March 31, 2011 As Adjusted
	(in thousands)
		(unaudited)
Cash and Cash Equivalents	$193,902	$373,857	$76,857
Long Term Debt (including Current Portion)	1,058,499	1,201,593	901,593
Preferred Stock	218,381	222,613	—
Total Stockholders’ Equity	619,483	631,553	865,200
Basic Shares Outstanding (for EPS calculation)	87,339	87,367	103,726
Diluted Shares Outstanding (for EPS calculation)	88,917	90,088	106,608

Operating Performance

For the first quarter of 2011, retail segment revenue grew 9.4% to $383.7 million, compared to $350.8 million for the first quarter of 2010, driven primarily by a 7.5% domestic same store sales increase, including 34.1% growth in GNC.com revenue, and the addition of 95 net new stores from the end of the first quarter of 2010.   Operating income increased by 26.7%, from $50.2 million to $63.6 million, and was 16.6% of segment revenue for the first quarter 2011 compared to 14.3% for the first quarter of 2010.  The increase in operating income percentage was driven by a higher gross product margin percentage and leverage on the same store sales increase in retail occupancy, advertising, and payroll expenses.

For the first quarter of 2011, franchise segment revenue grew 6.6% to $77.4 million, compared to $72.6 million for the first quarter of 2010, driven primarily by increased wholesale sales and royalty income in both domestic and international franchise operations.  Operating income increased 15.4%, from $22.0 million to $25.4 million, and was 32.8% of segment revenue for the first quarter 2011 compared to 30.3% for the first quarter of 2010.  The increase in operating income percentage in the quarter was driven by a higher gross product margin percentage on wholesale sales and leverage on franchise operating expenses from revenue growth.

For the first quarter of 2011, manufacturing/wholesale segment revenue, excluding intersegment revenue, grew 8.0% to $44.9 million, compared to $41.6 million for the first quarter of 2010, driven primarily by a 6.5% increase in 3rd party manufacturing contract sales and wholesale sales at PetSmart and Sam’s Club, offsetting the anticipated decline in Rite Aid revenue due to timing differences in wholesale product shipments and lower fees from fewer Rite Aid store-in-store openings in the first quarter 2011 compared to the first quarter 2010.  Operating income decreased 1.9% from $16.9 million to $16.6 million and was 36.9% of segment revenue in the first quarter of 2011 compared to 40.6% for the first quarter of 2010.  The decrease in operating income percentage in the quarter was primarily driven by the decrease in higher margin Rite Aid wholesale and fee revenue.

Total operating income for the first quarter of 2011 was $57.7 million, a $0.5 million or 0.9% increase over operating income of $57.2 million for the first quarter of 2010.  Operating income for the first quarter of 2011 included $12.4 million of non-recurring corporate costs related to the IPO and Refinancing, and for both 2011 and 2010, $0.4 million of non-recurring corporate costs related to first quarter sponsor obligation expenses.

In the first quarter of 2011, the Company opened 23 net new domestic company-owned stores, 33 net new international franchise locations and 26 net new franchise store-within-a-store Rite Aid locations, and closed eight net domestic franchise locations.

During the quarter, GNC commenced a wholesale arrangement with Sam’s Club where the Company will offer select private label GNC products at approximately 400 Sam’s Club locations.  The offering supports Sam’s Club’s increased focus on health and wellness-oriented consumers and increases visibility of GNC branded product lines.

Current 2011 Outlook

The Company’s outlook for 2011 is based on current expectations and includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Below is the Company’s current expectation for full year 2011:

•              Total company revenue of between $1.95 and $1.97 billion or a 7% to 8% increase over 2010 total company revenue of $1.82 billion, based on achieving a mid single digit domestic retail same store sales increase for the remainder of the year.

•              Adjusted EBITDA of between $294 and $299 million, an 11% to 13% increase over 2010 Adjusted EBITDA of $265 million.

•              Net Income, adjusted for non-recurring items associated with the IPO and Refinancing, of between $125 and $128 million. This assumes 2011 interest expense (net of non-recurring refinancing costs) of approximately $49 million based on a Term Loan Facility balance of approximately $900 million for the remainder of the year and an adjusted full year tax rate of 36.8%.

•              Based on the net income expectation above, consolidated earnings per diluted share of between $1.17 and $1.20 based on an estimated diluted share count of 107 million.

•              Capital expenditures of approximately $45 million compared to $33 million in 2010.  New store expectations: approximately 100 net new domestic company owned stores, 15 net new domestic franchise locations, 100 net new international franchise locations, and 120 new GNC-Rite Aid store-in-store openings.

About Us

GNC Holdings, Inc., headquartered in Pittsburgh, Pa., is a leading global specialty retailer of health and wellness products, including vitamins, minerals, and herbal supplement products, sports nutrition products and diet products, and trades on the New York Stock Exchange under the symbol “GNC”.

As of March 31, 2011, GNC has more than 7,300 locations, of which more than 5,600 retail locations are in the United States (including 895 franchise and 2,029 Rite Aid franchise store-within-a-store locations) and franchise operations in 48 countries (including distribution centers where retail sales are made).  The Company — which is dedicated to helping consumers Live Well — is a diversified, multi-channel business model that derives revenue from product sales through company-owned retail stores, domestic and international franchise activities, third party contract manufacturing, e-commerce, and corporate partnerships.  Our broad and deep product mix, which is focused on high-margin, premium, value-added nutritional products, is sold under GNC proprietary brands, including Mega Men, Ultra Mega, GNC Wellbeing, Pro Performance, and Longevity Factors, and under nationally recognized third party brands.

Conference Call

GNC has scheduled a conference call and webcast to report its first quarter 2011 financial results on Thursday, April 28, 2011 at 10:00 am EDT.  To listen to this call, dial 1-877-232-1784 inside the U.S. and 1-706-679-4448 outside the U.S.  The conference identification number for all participants is 62512401.   A webcast of the call will also be available through the “About GNC” link on www.gnc.com through May 27, 2011.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain, and the Company may not realize its expectations and its beliefs may not prove correct.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the prospectus that is contained in our registration statement on Form S-1 (File No. 333-169618) filed with the Securities and Exchange Commission.

Management has included non-GAAP financial measures in this press release because it believes they represent a more effective means by which to measure the Company’s operating performance. We use Adjusted EBITDA to evaluate our performance relative to our competitors and also as a measurement for the calculation of management incentive compensation. Although we primarily view Adjusted EBITDA as an operating performance measure, we also consider it to be a useful analytical tool for measuring our liquidity, our leverage capacity, and our ability to service our debt and generate cash for other purposes. Management also believes that Adjusted EBITDA, Adjusted Net Income and Adjusted diluted earnings per share are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from the Company’s business in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results. Adjusted EBITDA, Adjusted Net Income and Adjusted diluted earnings per share are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income, or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, as a measure of our profitability or liquidity.

GNC HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands)

	Three months ended
	March 31,	March 31,
	2011	2010
	(unaudited)
Revenue	$506,008	$465,019

Cost of sales, including costs of warehousing, distribution and occupancy	322,161	299,120
Gross profit	183,847	165,899

Compensation and related benefits	71,273	67,833
Advertising and promotion	14,207	15,454
Other selling, general and administrative	28,483	25,505
Foreign currency gain	(167)	(76)
Transaction related costs	12,362	—
Total consolidated selling, general and administrative expenses	126,158	108,716

Operating income	57,689	57,183

Interest expense, net	38,376	16,612

Income before income taxes	19,313	40,571

Income tax expense	9,390	14,910

Net income	$9,923	$25,661

GNC HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2011	2010
	(unaudited)
Current assets:
Cash and cash equivalents	$373,857	$193,902
Receivables, net	104,270	102,874
Inventories, net	419,512	381,949
Prepaids and other current assets	40,445	40,569
Total current assets	938,084	719,294

Long-term assets:
Goodwill, brands and other intangibles, net	1,491,214	1,492,465
Property, plant and equipment, net	192,056	193,428
Other long-term assets	22,552	19,896
Total long-term assets	1,705,822	1,705,789

Total assets	$2,643,906	$2,425,083

Current liabilities:
Accounts payable	$156,203	$98,662
Current portion long-term debt	13,592	28,070
Other current liabilities	111,106	108,093
Total current liabilities	280,901	234,825

Long-term liabilities:
Long-term debt	1,188,001	1,030,429
Other long-term liabilities	320,838	321,965
Total long-term liabilities	1,508,839	1,352,394

Total liabilities	1,789,740	1,587,219

Preferred stock	222,613	218,381

Total stockholders’ equity	631,553	619,483

Total liabilities and stockholders’ equity	$2,643,906	$2,425,083

GNC HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended
	March 31,	March 31,
	2011	2010
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,923	$25,661
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	11,485	11,750
Amortization of deferred fees	1,004	1,155
Non-cash stock based compensation	798	842
Early extinguishment of debt	14,958	—
Other	4,719	1,824
Changes in:
Receivables	(2,221)	(2,082)
Inventory	(40,799)	(20,846)
Accounts Payable	57,603	47,144
Other working capital	7,139	6,670
Net cash provided by operating activities	64,609	72,118

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7,768)	(7,313)
Other	(608)	(226)
Net cash used in investing activities	(8,376)	(7,539)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of 2007 Senior Credit Facility, Senior Toggle Notes, and Senior Subordinated Notes	(1,054,771)	(599)
Borrowings on new Senior Credit Facility	1,196,200	—
Debt financing fees	(17,346)	—
Other	—	90
Net cash provided by (used in) financing activities	124,083	(509)

Effect of exchange rate on cash	(361)	(39)
Net increase in cash	179,955	64,031
Beginning balance, cash	193,902	89,948
Ending balance, cash	$373,857	$153,979

Segment Financial Data and Store Counts (unaudited)

Retail Segment — Company-owned stores in the U.S. and Canada as well as e-commerce

	Three months ended
	March 31,
$ in thousands	2011	2010

Revenue	$383,703	$350,834
Comp Store Sales - Domestic, including e-commerce	7.5%	3.1%
Operating income	$63,597	$50,196
% Revenue	16.6%	14.3%

Franchise Segment —Franchise-operated domestic and international locations

	Three months ended
	March 31,
$ in thousands	2011	2010

Domestic	$49,021	$47,681
International	$28,363	$24,921
Total Revenue	$77,384	$72,602
Operating income	$25,356	$21,972
% Revenue	32.8%	30.3%

Manufacturing/Wholesale Segment- Third-party contract manufacturing; wholesale and consignment sales with Rite Aid, PetSmart, Sam’s Club and www.drugstore.com

	Three months ended
	March 31,
$ in thousands	2011	2010

Revenue	$44,921	$41,583
Operating income	$16,554	$16,872
% Revenue	36.9%	40.6%

Consolidated unallocated costs (a)

	Three months ended
	March 31,
$ in thousands	2011	2010

Warehousing and distribution costs	$(15,148)	$(13,892)
Corporate costs	$(20,308)	$(17,965)
Transaction related costs	$(12,362)	$—

(a)   Part of consolidated operating income.

Consolidated Store Count Activity

	Three months ended March 31, 2011
	Company-	Franchised stores
	owned (2)	Domestic	International	Rite Aid	Total
Beginning of period balance	2,917	903	1,437	2,003	7,260
Store openings (1)	31	9	39	27	106
Store closings	(8)	(17)	(6)	(1)	(32)
End of period balance	2,940	895	1,470	2,029	7,334

	Three months ended March 31, 2010
	Company-	Franchised stores
	owned (2)	Domestic	International	Rite Aid	Total
Beginning of period balance	2,832	909	1,307	1,869	6,917
Store openings (1)	23	5	43	59	130
Store closings	(10)	(13)	(12)	(5)	(40)
End of period balance	2,845	901	1,338	1,923	7,007

(1) openings include new stores and corporate/franchise conversion activity

(2) including Canada

Contacts:

Investors:       Michael M. Nuzzo, Executive Vice President and CFO

(412) 288-2029

SOURCE:   GNC Holdings, Inc.

Web site:   http://www.gnc.com/